Exhibit 99.1

MONOGRAM RESIDENTIAL TRUST, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

— Increases Same Store Average Monthly Rent 2.3% for Full Year 2014 to $1,799 per Unit —

PLANO, TX—March 25, 2015 — Monogram Residential Trust, Inc., (NYSE: MORE) (“Monogram” or the “Company”) an owner, operator and developer of luxury apartment communities in select markets across the United States, today reported operational and financial results for the fourth quarter and full year 2014.

“Monogram had a strong 2014, delivering solid operating results and growth across our key performance indicators” stated Mark T. Alfieri, Chief Executive Officer, President, Chief Operating Officer and Director of Monogram.  “In June, we successfully completed our transition to a self-managed company, and in November, we completed the listing of our shares on the New York Stock Exchange.  These steps provide Monogram with a stronger platform and enhanced access to capital that will allow us to carry out our long term investment and growth strategies.  As we begin 2015, we’re excited about our development projects and outlook for the Company. We remain focused on driving long term shareholder returns through increased economies of scale, maintaining a strong balance sheet, and development of high quality assets.”

Fourth Quarter Highlights

•                  Reported a net loss available to shareholders of $6.2 million, or $(0.04) per fully diluted share, compared to a net loss available to shareholders of $1.1 million, or $(0.01) per fully diluted share in the quarter ended December 31, 2013.

•                  Achieved Core Funds From Operations of $0.09 per fully diluted share, compared to $0.08 per diluted share for the quarter ended December 31, 2013.

•                  Achieved occupancy in the Company’s same store portfolio of 94% with an average monthly rental rate per unit of $1,799.

•                  Declared a $0.075 per share dividend which was paid on January 5, 2015 to shareholders of record on December 29, 2014.

•                  Completed the listing of the Company’s common shares on the New York Stock Exchange under the ticker symbol “MORE”.

Full Year 2014 Highlights

•                  Reported a net loss available to shareholders of $6.1 million, or $(0.04) per fully diluted share, compared to net income available to shareholders of $29.7 million, or $0.18 per fully diluted share in 2013.

•                  Achieved Core Funds From Operations of $0.34 per fully diluted share, compared to $0.32 per diluted share for the full year 2013.

•                  Completed construction of six developments with 1,476 units, and added two new multifamily developments to the Company’s pipeline with 631 units in California.

•                  Obtained new construction financing with total commitments of $439.3 million.

•                  Sold Tupelo Alley, a joint venture owned community in Portland, Oregon, for a contract sales price of $52.9 million, resulting in net cash proceeds of $33.4 million.

Financial Results for the Fourth Quarter 2014

The Company reported a net loss available to shareholders of $6.2 million, or $(0.04) per fully diluted share, compared to a net loss available to shareholders of $1.1 million, or $(0.01) per fully diluted share in the quarter ended December 31, 2013.

Core FFO totaled $15.5 million or $0.09 per diluted share, as compared to $14.1 million or $0.08 per diluted share, for the same period in 2013.

FFO totaled $9.5 million or $0.06 per diluted share, as compared to $13.7 million or $0.08 per diluted share for the same period in 2013. FFO included a non-recurring expense of $6.0 million or $0.04 per diluted share in connection with the Company’s listing on November 21, 2014.

Financial Results for Twelve Months Ended December 31, 2014

The Company reported a net loss available to shareholders of $6.1 million, or $(0.04) per fully diluted share, compared to net income available to shareholders of $29.7 million, or $0.18 per fully diluted share in 2013.

Core FFO totaled $58.2 million or $0.34 per diluted share, as compared to $54.8 million or $0.32 per diluted share, for the same period in 2013.

FFO totaled $44.9 million or $0.27 per diluted share, as compared to $42.0 million or $0.25 per diluted share for the same period in 2013. FFO included a non-recurring expense of $12.7 million or $0.08 per diluted share in connection with the Company’s transition to self-management in the second quarter and listing on November 21, 2014.

Same Store Portfolio Results

For the 30 apartment homes included in consolidated same store results, fourth quarter 2014 same store net operating income (“NOI”) increased 0.4% to $29.5 million, compared to $29.4 million in the fourth quarter of 2013.  Revenues increased 2.1% and expenses increased 5.1% compared to the same period in 2013.

On a full-year basis, 2014 same store revenue increased to $183.5 million from $178.5 million in the same period in 2013.  Same store expenses increased to $65.2 million from $63.1 million from the full year 2013.  Same store NOI increased to $118.3 million from $115.4 million.

Average rent per unit within the same store portfolio was $1,799 per month as of December 31, 2014, up 2.3% from last year, and occupancy at year end was 94%, which was down 100 basis points compared to the prior year.

The Company defines same store communities as those that are stabilized and comparable for both the current and the prior reporting year. The Company considers a property to be stabilized generally upon achieving 90% occupancy.

Total Portfolio Results

Total consolidated revenues for the full year 2014 increased to $209.0 million from $190.6 million in 2013. Total portfolio operating expenses increased to $78.8 million from $68.6 million, which can be primarily attributed to costs associated with the Company’s development projects.  Total portfolio NOI increased to $130.2 from $122.0 million in the prior year.

Acquisition/Disposition Activity

In the first quarter of 2014, Monogram completed the disposition of Tupelo Alley, a joint venture owned community in Portland, Oregon, for a contract sales price of $52.9 million, resulting in net cash proceeds of $33.4 million and a gain on sale of real estate for $16.4 million.

Development Activity

As of December 31, 2014, Monogram’s development portfolio consisted of 13 properties with 3,984 planned units and a Total Estimated Cost of approximately $1.4 billion. At year end, a total of approximately $730.4 million had been deployed in these development projects.

Financing and Capital Transactions

In November, Monogram listed its common shares on the New York Stock Exchange under the ticker symbol “MORE”.  Simultaneously with the listing, the Company executed a modified “Dutch Auction” tender offer, through which it purchased and retired approximately 2.39 million common shares, for $9.25 per share for an aggregate cost of approximately $22.1 million, excluding fees and expenses relating to the tender offer.  At December 31, 2014, the Company had approximately 166.5 million diluted common shares outstanding.

As of December 31, 2014, the Company had total debt outstanding of $1.2 billion, including debt held at the co-investment venture level. The Company’s share of contractual debt totaled $719.9 million. The Company’s debt had a weighted average interest rate of 3.5% and an average remaining term to maturity of 3.2 years.

As of December 31, 2014, the Company had $116.4 million in cash and cash equivalents, and $10.0 million outstanding on the Company’s secured credit facility.  Subsequent to year end, the Company entered into a new $200 million credit facility with a current annual interest rate of LIBOR plus 2.50%.  The credit facility matures on January 14, 2019, with a one year extension option.  In addition, the terms of the facility allow the Company to increase the amount available by an additional $200 million, under certain conditions.

Monogram defines co-investment venture level debt as an obligation of the co-investment venture and not an obligation or contingency for the Company.

Quarterly Dividend Declaration

On February 18, 2015, the Company’s board of directors declared a cash dividend of $0.075 per common share.  The dividend is payable on April 8, 2015 to holders of record as of March 31, 2015.

Outlook

Monogram expects 2015 same store NOI growth between 2.5% and 3.5%.

Additional Information

Shares of Monogram were included in the FTSE NAREIT Equity REITs Index, effective after the close of trading on Friday, March 20, 2015.

Conference Call

The Company will hold a conference call on Wednesday, March 25, 2015 at 5:00 p.m. Eastern Time to review its fourth quarter and full-year 2014 results and discuss its outlook for future performance. To participate in the call, please dial 1-877-407-9039 (Domestic) or 1-201-689-8470 (International), or join the live webcast of the conference call by accessing the Investor Relations section of the Company’s website at www.monogramres.com.   Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the “Fourth Quarter 2014 Conference Call” link. The webcast will be archived for 90 days.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release and in the Company’s outlook include, expectations regarding apartment market conditions, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, core funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income, anticipated development activities (including projected construction expenditures and timing), expectations regarding use of proceeds from unsecured bank credit facilities, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: we may abandon or defer development opportunities for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; construction costs of a community may exceed our original estimates; we may not complete construction and lease-up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in our expected rental revenues; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond our control; financing may not be available on favorable terms or at all, and our cash flows from operations and access to cost effective capital may be insufficient for the development of our pipeline which could limit our pursuit of opportunities; our cash flows may be insufficient to meet required payments of principal and interest, and we may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; and we may be unsuccessful in managing changes in our portfolio composition. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

About Monogram

Monogram Residential Trust, Inc. (“Monogram”), is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities in select markets across the United States. Monogram’s portfolio includes investments in 56 multifamily communities in 12 states comprising 16,126 apartment homes.

Balance Sheet

(in thousands) (unaudited)

	December 31, 2014	December 31, 2013
Assets
Real estate
Land	$389,885	$337,295
Buildings and improvements	2,033,819	1,833,452
	2,423,704	2,170,747
Less: accumulated depreciation	(280,400)	(195,048)
Net operating real estate	2,143,304	1,975,699
Construction in progress, including land	716,930	479,214
Total real estate, net	2,860,234	2,454,913

Cash and cash equivalents	116,407	319,368
Intangibles, net	21,485	25,753
Other assets, net	110,282	98,567
Total assets	$3,108,408	$2,898,601

Liabilities
Mortgages and notes payable	$1,186,481	$1,029,111
Credit facility payable	10,000	10,000
Construction costs payable	75,623	44,684
Accounts payable and other liabilities	28,053	30,972
Deferred revenues, primarily lease revenues, net	18,955	18,382
Distributions payable	12,485	5,023
Tenant security deposits	4,586	4,122
Total liabilities	1,336,183	1,142,294

Redeemable, noncontrolling interests	32,012	21,984

Equity
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	1,492,799	1,508,655
Cumulative distributions and net income (loss)	(293,350)	(230,554)
Total equity attributable to common stockholders	1,199,466	1,278,118
Non-redeemable noncontrolling interests	540,747	456,205
Total equity	1,740,213	1,734,323
Total liabilities and equity	$3,108,408	$2,898,601

Income Statement

(in thousands, except per share amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Rental revenues	$54,705	$49,746	$209,025	$190,624

Expenses:
Property operating expenses	14,720	13,206	55,940	51,027
Real estate taxes	7,847	6,563	29,842	24,740
Asset management fees	—	2,152	3,843	7,673
General and administrative expenses	4,231	3,503	15,627	11,373
Acquisition expenses	—	(11)	(17)	3,677
Transition expenses	6,006	398	12,672	9,003
Investment and development expenses	357	288	1,197	553
Interest expense	6,085	5,247	21,424	23,844
Depreciation and amortization	25,214	22,851	95,794	86,110
Total expenses	64,460	54,197	236,322	218,000

Interest income	2,737	2,105	10,554	8,507
Loss on early extinguishment of debt	—	—	(230)	—
Equity in income of investments in unconsolidated real estate joint ventures	189	501	770	1,311
Other income (expense)	108	(85)	63	92
Loss from continuing operations before gain on sale of real estate	(6,721)	(1,930)	(16,140)	(17,466)
Gain on sale of real estate	244	—	16,411	—
Income (loss) from continuing operations	(6,477)	(1,930)	271	(17,466)

Discontinued operations:
Loss from discontinued operations	—	(24)	—	(724)
Gain on sale of real estate in discontinued operations	—	(162)	—	50,779
Income from discontinued operations	—	(186)	—	50,055

Net income (loss)	(6,477)	(2,116)	271	32,589

Net income (loss) attributable to noncontrolling interests:
Non-redeemable noncontrolling interests in continuing operations	326	955	(6,388)	3,938
Non-redeemable noncontrolling interests in discontinued operations	—	73	—	(6,832)
Net income (loss) available to the Company	(6,151)	(1,088)	(6,117)	29,695
Dividends to preferred stockholders	(2)	(2)	(7)	(3)
Net income (loss) attributable to common stockholders	$(6,153)	$(1,090)	$(6,124)	$29,692

Weighted average number of common shares outstanding - basic	168,818	168,741	168,793	168,650
Weighted average number of common shares outstanding - diluted	169,066	168,741	169,029	168,650

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.04)	$(0.01)	$(0.04)	$(0.08)
Discontinued operations	0.00	0.00	0.00	0.26
Basic and diluted earnings (loss) per common share	$(0.04)	$(0.01)	$(0.04)	$0.18

Non-GAAP Performance Financial Measures and Definitions

In addition to our net income (loss) which is presented in accordance with GAAP, we also present certain supplemental non-GAAP performance measurements.  These measurements are not to be considered more relevant or accurate than the performance measurements presented in accordance with GAAP.  In compliance with SEC requirements, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure.  As with other non-GAAP performance measures, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP performance measures.

Net Operating Income (“NOI”) and Same Store NOI

We define NOI as consolidated rental revenue, less consolidated property operating expenses and real estate taxes.  We believe that NOI provides a supplemental measure of our operating performance because NOI reflects the operating performance of our properties and excludes items that are not associated with property operations of the Company, such as general and administrative expenses, corporate property management expenses, property management fees, depreciation expense and interest expense.  NOI also excludes revenues not associated with property operations, such as interest income and other non-property related revenues.  NOI may be helpful in evaluating all of our multifamily operations and providing comparability to other real estate companies.

We define Same Store NOI as NOI for our stabilized multifamily communities that are comparable between periods.  We view Same Store NOI as an important measure of the operating performance of our properties because it allows us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods under review.

NOI and Same Store NOI should not be considered a replacement for GAAP net income as they exclude certain income and expenses that are material to our operations.  Additionally, NOI and Same Store NOI may not be useful in evaluating net asset value or impairments as they also exclude certain GAAP income and expenses and non-comparable properties.  Investors are cautioned that NOI and Same Store NOI should only be used to assess the operating performance trends for the properties included within the definition.

The following table presents a reconciliation of our income (loss) from continuing operations to NOI and Same Store NOI for our multifamily communities for the quarters and years ended December 31, 2014 and 2013 (in thousands) (unaudited):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation of income (loss) from continuing operations to Same Store NOI:
Income (loss) from continuing operations	$(6,477)	$(1,930)	$271	$(17,466)

Adjustments to reconcile income (loss) from continuing operations to NOI:
Corporate property management expenses	1,344	1,856	6,970	7,111
General and administrative expenses	4,231	3,503	15,627	11,373
Asset management fees	—	2,152	3,843	7,673
Acquisition expenses	—	(11)	(17)	3,677
Transition expenses	6,006	398	12,672	9,003
Interest expense	6,085	5,247	21,424	23,844
Depreciation and amortization	25,214	22,851	95,794	86,110
Interest income	(2,737)	(2,105)	(10,554)	(8,507)
Gain on sale of real estate	(244)	—	(16,411)	—
Loss on early extinguishment of debt	—	—	230	—
Other, net	59	(127)	361	(850)
NOI	33,481	31,834	130,210	121,968

Less: non-comparable
Rental revenue	(8,550)	(4,531)	(25,500)	(12,137)
Property operating expenses, including real estate taxes	4,615	2,113	13,584	5,592
Same Store NOI	$29,546	$29,416	$118,294	$115,423

Funds from Operations and Core FFO

Funds from operations (“FFO”) is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance.  We use FFO as currently defined by NAREIT to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries that are driven by measurable decreases in the fair value of depreciable real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests.

Core FFO is calculated starting from FFO adjusted for loss on early extinguishment of debt, acquisition expenses, contingent purchase price adjustments, gain or loss on derivative fair value adjustments and non-recurring expenses, such as transition expenses.

We believe that FFO and Core FFO are helpful to our investors and our management as a measure of operating performance because it excludes real estate-related depreciation and amortization, impairments of depreciable real estate, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, highlights the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities (including capitalized interest and other costs during the development period), general and administrative expenses, and interest costs, which may not be immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate and intangibles diminishes predictably over time independent of market conditions or the physical condition of the asset.  Since real estate values have historically risen or fallen with market conditions (which includes property level factors such as rental rates, occupancy, capital improvements, status of developments and competition, as well as macro-economic factors such as economic growth, interest rates, demand and supply for real estate and inflation), many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.  As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance.  Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, acquisition expenses, lower yields on cash held in accounts, income from portfolio properties, operating costs during the lease up of developments, interest rates on acquisition financing and operating expenses.  In addition, FFO will be affected by the types of investments in our and our co-investment ventures’ portfolios, which include, but are not limited to, equity and mezzanine, mortgage and bridge loan investments in existing operating properties and properties in various stages of development and the accounting treatment of the investments in accordance with our accounting policies.  Core FFO is useful because it adjusts for one-time items which increases comparability to other REITs.

FFO and Core FFO should not be considered as alternatives to net income (loss), nor as an indication of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to fund distributions.  FFO and Core FFO are also not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and Core FFO.  Although the Company has not historically incurred any impairment charges, investors are cautioned that we may not recover any impairment charges in the future.  Accordingly, FFO and Core FFO should be reviewed in connection with other GAAP measurements.  Our FFO and Core FFO as presented may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of FFO and Core FFO, net of noncontrolling interests, and provides additional information related to our operations:

(in thousands, except per share amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
FFO:
Net income (loss) attributable to common stockholders	$(6,153)	$(1,090)	$(6,124)	$29,692
Add (deduct) NAREIT defined adjustments - our share:
Real estate depreciation and amortization	15,680	14,687	59,995	55,324
Gain on sale of real estate	(27)	95	(8,991)	(42,989)
FFO	9,500	13,692	44,880	42,027

Add (deduct) adjustments to arrive at Core FFO - our share:
Loss on early extinguishment of debt	—	—	128	31
Transition expenses	6,006	398	12,672	9,003
Loss on derivative fair value adjustment	22	51	201	—
Acquisition expenses (including start up expenses)	—	(6)	54	3,697
Contingent purchase price adjustment	—	—	250	—
Core FFO	$15,528	$14,135	$58,185	$54,758

Weighted average number of common shares outstanding - basic	168,818	168,741	168,793	168,650
Weighted average number of common shares outstanding - diluted	169,066	168,741	169,029	168,650

Per common share amounts - basic and diluted:
Net (income) loss attributable to common stockholders	$(0.04)	$(0.01)	$(0.04)	$0.18
FFO	$0.06	$0.08	$0.27	$0.25
Core FFO	$0.09	$0.08	$0.34	$0.32

Other Definitions

Our Share — A non-GAAP presentation of financial amounts at our effective cash share based on our participation in distributable operating cash. The amounts include our share of unconsolidated joint ventures and excludes noncontrolling interest in consolidated joint ventures.  Our share presentations may be useful in analyzing our financial information by providing revenues, expenses, assets and liabilities attributable only to our shareholders.

Total Estimated Costs  — A non-GAAP measure representing costs for all on-site development and construction costs recognized for GAAP, but including certain items expensed for GAAP (primarily specific financing and operating expenses incurred during lease up) and excluding certain GAAP costs related to consolidated allocated costs, former sponsor-related fees and other non-cash capitalized cost items.

CONTACT: Investor Relations, Stephen Swett, (469) 250-5638, ir@monogramres.com